EXHIBIT 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 16, 2010 on the consolidated balance sheet of Campbell & Company, Inc. as of December 31, 2009, which appears in such Prospectus.  We also consent to the statement with respect to us as appearing under the heading “Experts” in the Prospectus.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland
June 25, 2010